EXHIBIT 99.5

Forms of Letters dated                     , 2006 from the Fund

to Investors in Connection with Acceptance of Offers of Tender

THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED

YOUR ENTIRE INTEREST IN THE FUND.

                    , 2006

Dear Investor:

The Endowment Registered Fund, L.P. (the “Fund”) has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal and the manner in which it is being distributed, in accordance with the tender offer.

Since you have tendered your entire investment, you have been paid 90% of the unaudited net asset value of the Interests as of June 30, 2006, in accordance with the terms of the tender offer. The funds were mailed directly to you at your mailing address as listed in the Fund’s records, unless you advised the Fund in writing of a change in your mailing address. The balance due will be determined and paid promptly after completion of the Fund’s annual audit.

Should you have any questions, please feel free to contact David Clifford, at the Fund’s Investment Adviser, Endowment Advisers, L.P. at (713) 993-4675.

Sincerely,

Endowment Advisers, L.P.

Enclosure

THIS LETTER IS BEING SENT TO YOU IF YOU

TENDERED A PORTION OF YOUR INTEREST IN THE FUND.

                    , 2006

Dear Investor:

The Endowment Registered Fund, L.P. (the “Fund”) has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal.

Since you have tendered a portion of your investment, you have been paid the amount requested in cash, in accordance with the terms of the tender offer. The funds were mailed directly to you at your mailing address as listed in the Fund’s records, unless you advised the Fund in writing of a change in your mailing address. You remain an investor with respect to the interest that you did not tender.

Should you have any questions, please feel free to contact David Clifford, at the Fund’s Investment Adviser, Endowment Advisers, L.P. at (713) 993-4675.

Sincerely,

Endowment Advisers, L.P.

Enclosure